Signature Financial Group, Inc.
21 Milk Street
Boston, MA  02109



                                                 July 31, 1999



Dow Jones Islamic Market Index Portfolio
Butterfield House, 4th Floor
Fort Street, P.O. Box 2330
George Town, Grand Cayman
Cayman Islands, BWI

Ladies and Gentlemen:

         With respect to our purchase from you of a beneficial interest in Dow Jones Islamic Market Index Portfolio (the "Portfolio"), at the purchase price of $100 (the "Initial Interest Amount"), we hereby advise you that we are purchasing the Initial Interest Amount with no intention to dispose of it through withdrawal from the Portfolio.


                                                 Very truly yours,

                                                 SIGNATURE FINANCIAL GROUP, INC.


                                                 By
                                                 Name:  Philip Coolidge
                                                 Title: